Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	John Egan
Manager, Communications	Senior Vice President	Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	john.egan@assurant.com

FOR IMMEDIATE RELEASE

Assurant Provides Additional Financial Information on Solutions Business

NEW YORK, March 21, 2007 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that it is providing additional supplementary financial information relating to Assurant Solutions to help provide a broader understanding of the business.

Assurant has enhanced the top line disclosure for Assurant Solutions expanding it from selected products to a complete reconciliation of gross written premiums, net earned premiums and fee income for all product lines and subtotals for domestic and international revenues. Assurant has also restated gross written premiums for service contracts to include all service contracts, including consumer electronics, autos and recreational vehicles. Also included are domestic and international combined ratios for all Assurant Solutions products, excluding preneed. Preneed portfolio yield and average invested assets are also provided.

The company is filing a Form 8-K with the Securities and Exchange Commission that provides this information. Access is available through Assurant’s Web site at www.assurant.com. After connecting to the home page, click on Investor Relations, then SEC Filings to access the 8-K.

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses—Assurant Employee Benefits, Assurant Health, Assurant Solutions and Assurant Specialty Property—have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has more than $20 billion in assets and $7 billion in annual revenue. The Assurant Web site is www.assurant.com.